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                                                                      EXHIBIT 11

                       UNITED STATES CELLULAR CORPORATION
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                          YEAR ENDED DECEMBER 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
PRIMARY EARNINGS
  Net Income Available to Common.................................................  $ 129,929
                                                                                   ---------
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PRIMARY SHARES
  Weighted average number of Common and Series A Common Shares Outstanding.......     85,797
  Additional shares assuming issuance of:
    Options and Stock Appreciation Rights........................................         78
    Convertible Preferred Shares.................................................         51
    Common Shares Issuable.......................................................        115
                                                                                   ---------
  Primary Shares.................................................................     86,041
                                                                                   ---------
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PRIMARY EARNINGS PER COMMON SHARE
  Net Income.....................................................................  $    1.51
                                                                                   ---------
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FULLY DILUTED EARNINGS*
  Net Income Available to Common, as reported....................................  $ 129,929
  Interest Expense eliminated as a result of the pro forma conversion of
   Convertible Debentures........................................................      7,753
                                                                                   ---------
  Net Income Available to Common, as adjusted....................................  $ 137,682
                                                                                   ---------
                                                                                   ---------
FULLY DILUTED SHARES
  Weighted average number of Common and Series A Common Shares Outstanding.......     85,797
  Additional shares assuming issuance of:
    Options and Stock Appreciation Rights........................................         86
    Convertible Preferred Shares.................................................         51
    Common Shares Issuable.......................................................        115
    Conversion of Convertible Debentures.........................................      7,059
                                                                                   ---------
  Fully Diluted Shares...........................................................     93,108
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FULLY DILUTED EARNINGS PER COMMON SHARE
  Net Income.....................................................................  $    1.48
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* This calculation is submitted in accordance with Securities Act of 1934
  Release No. 9083 although not required by footnote 2 to paragraph 14 of APB
  Opinion No. 15 because it results in dilution of less than 3%.